Exhibit 99.1

AITX’s, Robotic Assistance Devices, Announces that Scotland Memorial Hospital Embraces RAD Light My Way™ for Staff Safety

Detroit, Michigan, August 23, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today named Scotland Memorial Hospital as the initial healthcare deployment of RAD Light My Way. This deployment, which began in late 2022, included the installation of multiple ROSA security robots throughout the hospital’s parking lots.

Scotland Memorial Hospital, part of the Scotland Health Care System, is located in Laurinburg, NC. Scotland Health Care System is the region’s largest private employer, with a staff of over 1,000 full-time and part-time associates, over 10 locations, and more than 100 physicians and advanced clinical practitioners on staff.

Nine ROSA units comprising this phase of the deployment were configured as 4 dual-unit ROSA-P devices in addition to one standard ROSA. ROSA-P uses existing light poles as its primary power source whether or not the light is centrally controlled.

This deployment was facilitated by one of RAD’s largest national authorized dealers, which has asked to remain anonymous due to existing non-disclosure agreements.

According to David Pope, Chief Operating Officer with Scotland Memorial Hospital, RAD Light My Way has dramatically improved safety and security at the facility, “Our staff feels safer now that they’re protected by RAD Light My Way. There have been no serious incidents since the installation of the system.”

AITX and RAD CEO Steve Reinharz demonstrated RAD Light My Way to the hospital’s nursing staff last summer which led to a successful proof of concept trial. “When given the option, our team preferred RAD Light My Way to be installed throughout the property instead of adding more security guards,” added Pope.

Parking lots are the third most common place for assaults, abductions, and homicides, according to recent FBI data. A survey by the International Association for Healthcare Security and Safety group found that nearly 70% of armed robberies and 56% of rape incidents of health care workers occurred in parking and adjacent areas.

“RAD Light My Way offers facility managers a new, more efficient way to address nighttime security and safety for their staff and properties and we’re seeing that happen for this healthcare facility,” said a representative of the security company contracted with Scotland Memorial Hospital.

“This has been such a rewarding deployment for us,” said Steve Reinharz, CEO of AITX and RAD. “Knowing that the hospital staff is trusting RAD Light My Way and the ROSAs to keep them safe means the world to us. We hope that this success can sweep across the nation. Healthcare workers deserve to know that their facilities are doing everything they can to provide a safe environment.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

RAD Light My Way has been named the recipient of two Secure Campus 2022 Awards from Campus Security & Life Safety Magazine. In October 2021 RAD Light My Way along with RAD’s ROSA won CBRE’s 2021 Best Workplace Experience Solution Award.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz